UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Atreca, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Atreca Urges Stockholders to Vote Prior to the Upcoming Special Meeting on March 28th

CAMPBELL, Calif., March 26, 2024 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (OTC: BCEL) would like to remind its stockholders to vote their proxy ahead of Atreca’s upcoming Special Meeting of Stockholders (Special Meeting), which is scheduled to be held virtually, via live webcast at www.virtualshareholdermeeting.com/BCEL2024SM, on Thursday, March 28, 2024 at 10:00 a.m. Pacific Time.

At the Special Meeting, stockholders will be asked to approve (i) the sale of substantially all of Atreca’s assets pursuant to the Asset Purchase Agreement, dated December 22, 2023, by and between Atreca and Immunome Inc. (Immunome), (ii) the liquidation and dissolution of Atreca pursuant to a plan of complete liquidation and dissolution, and (iii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies. Please take a moment right now to vote your shares of Class A common stock to ensure that your shares are represented at this important meeting and that your voice is heard in this important decision affecting your investment.

The Board of Directors of Atreca unanimously recommends that the stockholders of Atreca vote “FOR” the proposal to approve and adopt the Asset Purchase Agreement, “FOR” the proposal to approve the liquidation and dissolution of Atreca pursuant to a plan of complete liquidation and dissolution, and “FOR” the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

Failure to vote your shares will have the same effect as a vote “AGAINST” each of the proposals.

Atreca asks that all stockholders vote their proxy now, no matter how many shares of Class A common stock they own. Each of the asset sale to Immunome and the plan of complete liquidation and dissolution cannot be approved unless holders of at least a majority of all outstanding shares of Class A common stock vote in favor of the approval of the Asset Purchase Agreement and the plan of complete liquidation and dissolution, respectively (Proposals 1 and 2, respectively, on the proxy card or voting instructions delivered to stockholders).

Please vote your shares of Class A common stock today by telephone or internet. Remember – every share and every vote counts!

If you have any questions about – or need assistance with – voting your proxy, please call MacKenzie Partners, Inc., the firm we have retained to assist us in the solicitation of proxies for the Special Meeting, toll-free at (800) 322-2885 or (212) 929-5500 or via email at proxy@mackenziepartners.com.

Source: Atreca, Inc.